Exhibit 10.2

AGREEMENT FOR CONSULTING SERVICES
This Agreement for Consulting Services (this “Agreement”) is effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated on or about March 5, 2018, by and among the Company, its wholly owned subsidiary New Heights Merger Corporation, and Butler Group Holdings, Inc. (the “Effective Date”) between Inovalon Holdings, Inc. (“Company”) and Mark A. Pulido (“Consultant”).

A.
The Company desires to engage Consultant on a part-time, independent contractor basis to provide and to assist the Company as a result of the Company’s and its affiliates’ merger (the “Merger”) with ABILITY Network, Inc. and its affiliates (the “Services”); and

B.	Consultant desires to provide the Services for the Company in accordance with the provisions hereinafter set forth.

In consideration of the mutual covenants and conditions herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.
Scope of Work. Consultant will provide the Services upon the terms and conditions set forth below and pursuant to any statements of work. The Services described in subsection “a” through subsection “e” below will be collectively referred to herein as the “Work.” Consultant will:

a.	Perform the Services on as “as needed” basis, as contracted with the Company;

b.
Document in appropriate time sheets and other billing records, details of services provided and the amount of time required to complete the services, and provide such reports in a timely and professional manner as requested by the Company;

c.	Comply with any law, statute, regulation or rule applicable to the Consultant, including without limitation, all licensing laws, rules and regulations;

d.	Comply with the policies, procedures, rules and regulations of the Company of which Consultant has been made aware; and

e.
Perform such duties as set forth in the Statement of Work #1 (“SOW #1”) attached hereto as Exhibit A. Additional duties may be added from time to time by execution of additional statements of work (collectively, including SOW #1, “SOWs”), which duties will be thereafter incorporated by reference into this Agreement and will become part of the Services.

Agreement for Consulting Services

2.
Compensation. For Consultant’s Services performed under this Agreement, the Company will pay Consultant a fee as described in Exhibit A, which is the only compensation or benefits payable to Consultant. Except as otherwise approved in Exhibit A or agreed in writing or e-mail correspondence in advance, Consultant will pay all of Consultant’s out-of-pocket expenses incurred in connection with this Agreement, including, but not limited to, licensing and registration fees and dues in professional societies and organizations, expenses incurred in attending conventions, meetings, and continuing education sessions, worker’s compensation insurance, health insurance and unemployment compensation insurance. Additionally, Consultant will not be paid for time and travel to and from the Company offices and locations and will secure and pay for any necessary office space, supplies, equipment, and other similar goods and services, except as otherwise approved in Exhibit A or agreed in writing or e-mail correspondence in advance. In the event the Company requires Consultant to complete compliance training required by law, Consultant acknowledges and agrees the Company will not reimburse Consultant or pay Consultant any fees for completing such compliance training.

3.	Term; Termination.

a.	The term of this Agreement will commence on the Effective Date and will continue until terminated as set forth in SOW # 1.

b.	The Company may terminate this Agreement or any SOW immediately in its sole discretion upon Consultant’s breach of Section 5 and/or 9(a).

c.
Upon termination for any reason, (i) the Company will only be liable for payment of fees incurred for Services actually rendered by Consultant prior to the date of termination, if any such amounts are due; and (ii) Consultant will promptly return to the Company all property and work of the Company in Consultant’s possession or under its control, including all Consultant Works (specified in Section 6 below).

4.
Status of the Parties. In the performance by Consultant of the Work described in this Agreement, it is agreed that Consultant is at all times acting and performing as an independent contractor. Other than as specifically set forth herein, the Company will neither have nor exercise any control or direction over the manner and method by which Consultant provides the Work. Consultant will determine the time and occasions to be devoted to accomplishing the Work, subject only to Consultant providing the services needed in a timely manner and to Consultant making itself, as applicable, reasonably available to meet with the Company management as mutually agreed. Consultant will not be deemed an employee of the Company for any purpose whatsoever, and will not be eligible to participate in any benefit program provided by the Company for its employees, except as otherwise specifically provided herein. Other than as otherwise set forth herein, the Company will have no responsibility for the payment to or on behalf of Consultant of any wages and salaries, taxes, withholding payments, penalties, fees, fringe benefits, professional liability insurance premiums, contributions to insurance and pension or other deferred compensation plans (including but not limited to, workers’ compensation and Social Security obligations, and licensing and certification fees and expenses), nor will the Company have any responsibility for the filing of any and all documents, forms and returns pertinent to all of the foregoing. Consultant agrees to pay any and all taxes, withholding payments, penalties, fees, Social Security obligations and similar obligations and agrees to hold

Agreement for Consulting Services

the Company harmless against any claims against the Company relating to Consultant’s obligations thereunder. The Company will not be responsible for Consultant’s indirect expenses or other costs of doing business.

a.
In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant, the parties hereby agree that the Company will have the right to participate in any discussions or negotiation occurring with such agency or agencies, regardless of with whom or by whom such discussions or negotiations are initiated.

b.
It is expressly agreed that Consultant will have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the prior express written consent of the Company in each such instance.

5.	Confidentiality.

a.
“Confidential Information” means any and all: (i) trade secrets concerning the business and affairs of the Company or its clients (previous, current, or those actively being pursued), product and services specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned product development or distribution methods and processes, client lists, current and anticipated client requirements, price lists and methodologies, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), however documented, that is a trade secret within the meaning of applicable state trade secret law; (ii) information collected by the Company in the performance of its services on behalf of its clients (previous, current, or those actively being pursued), which may include certain medical and patient related information and any other information protected by law; (iii) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iv) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. “Confidential Information” does not include that information defined as Confidential Information above that: (a) has been made public voluntarily by the party to whom such information belongs; or (b) has otherwise become publicly available without violation of any obligation of confidentiality or other obligation to the party to whom such information belongs or under law.

b.
Consultant acknowledges and agrees that disclosure of the Confidential Information would severely affect Company or its Affiliates and provide the recipient of the Confidential Information with a substantial and unfair competitive advantage.

Agreement for Consulting Services

Consultant covenants and agrees, that as a Consultant at the Company, Consultant has entered into a relationship of confidence and trust with the Company, with respect to any Confidential Information which Consultant may acquire, have access to or develop in connection with, or as a result of, the consulting activities, or which the Company provides to Consultant in connection with such activities, including information which the Company is obligated to others to keep in confidence. During the term of this Agreement and following the termination of this Agreement, Consultant will keep all Confidential Information in confidence, and will not, without the Company’s prior written consent, either disclose Confidential Information to others or use Confidential Information, except as necessary in the ordinary course of Consultant’s duties pursuant to the terms of this Agreement or SOWs. Before providing any Confidential Information to any consultant or employee, Consultant will ensure that a nondisclosure agreement or an agreement containing terms substantially similar to those contained in this Section 5 is in place with each consultant or employee that is substantially similar to this Agreement and will provide a copy of such agreement to the Company. Before providing the Confidential Information, each employee or consultant to whom such disclosure is to be made will be notified that such Confidential Information is received in confidence and will be kept in confidence by such employee or consultant as set forth in this Agreement.

c.
Equitable Relief. A violation of any of the covenants or restrictions in this Section 5 will result in irreparable harm to the Company and an award of monetary damages, alone, would be an inadequate remedy. Consequently, if Consultant violates or threatens to violate any of the above covenants, the Company, in addition to any other rights and remedies provided under law, will be entitled to both (i) a preliminary or permanent injunction in order to prevent the continuation of such harm and (ii) money damages, insofar as they can be reasonably determined, including, without limitation, all reasonable costs and attorneys’ fees incurred by the Company in enforcing this Agreement. Furthermore, Consultant’s violation of any of the above covenants while engaged by the Company may result in the immediate termination of this Agreement. This terms of this Section 5 will survive expiration or termination of this Agreement.

6.	Consultant Works.

a.
Unless otherwise mutually agreed in writing and attached to this Agreement for reference and incorporation herein, the term “Consultant Works” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Consultant for the Company, either solely or in conjunction with others, during the term of this Agreement, or a period that includes a portion of such service, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by Consultant, either solely or in conjunction with others, that is based upon or uses Confidential Information.

b.	All Consultant Works will belong exclusively to the Company. Consultant acknowledges that all writing and works of authorship in connection with Consultant’s

Agreement for Consulting Services

work for the Company will be works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. In the event that any such works are not works made for hire, Consultant hereby assigns to the Company all of Consultant’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Works. Consultant agrees to promptly: (i) disclose to the Company in writing any Consultant Works; (ii) assign to the Company, at its request and without additional compensation, all of Consultant’s right to Consultant Work for the United States and all foreign jurisdictions; (iii) execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Consultant Works in the United States and any foreign jurisdictions; (iv) sign all other papers necessary to carry out the above obligations; and (v) give testimony and render any other assistance but without expense to Consultant in support of the Company’s rights to any Consultant Works. Consultant retains no rights in the Consultant Works and agrees not to challenge the Company’s ownership of the rights embodied in the Consultant Works. Consultant further agrees to assist the Company in every proper way to enforce the Company’s rights relating to the Consultant Works in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Consultant Works. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant will not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.

c.
If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Consultant Works which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Consultant Works, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Consultant Works in any medium or format, whether now known or later developed.

7.
Representations and Warranties of Consultant. Consultant represents and warrants to the Company that (i) Consultant has the full legal right, capacity, power and authority to execute and deliver this Agreement and to perform the Work, (ii) the execution, delivery, performance of this Agreement does not and will not during the term of this Agreement constitute a conflict with, or cause or result in a breach or violation, or default (or an event which with notice or lapse of time or both would become a default) under any agreement, instrument, release, license franchise or other arrangement to which Consultant is subject or by which Consultant is bound,

Agreement for Consulting Services

(iii) during the performance of Consultant’s duties pursuant to this Agreement, Consultant will not use any property or copies of files, records, computer access codes, computer programs, manuals, documents or business plans or property which Consultant received or prepared or helped to prepare in connection with any former employment or otherwise obtained, unless she has full authority to do so, (iv) in performing the Work, Consultant will not violate or infringe upon the rights of any third party, and (v) Consultant is not party to any arrangement or agreement (other than this Agreement) relating to the provision of services by Consultant, directly or indirectly, including any agreements with former employers regarding non-competition, the protection of confidential information and non-solicitation of customers or employers, that would conflict in any manner with the Work to be provided to the Company hereunder. Prior to undertaking any assignment, Consultant will confirm the absence of any conflicts of interest or other ethical limitations on performing the required services.

8.
Indemnification. Consultant will indemnify and keep the Company, its affiliates, subsidiaries, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future officers, employees, trustees, managers, and agents (“Indemnitees”), forever harmless against and from all liability, demands, claims, losses, damages, and expenses (including reasonable attorneys’ fees) sustained or incurred by Indemnitees as a result of or arising from or relating to any breach that is the result of any intentional misconduct or gross negligence by Consultant. Consultant will maintain appropriate liability coverage with respect to the activities of Consultant.

9.	Miscellaneous

a.
During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for the Company, under this Agreement. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consulting’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.

b.
This Agreement is the parties’ entire understanding as to the subject matter covered by this Agreement and supersedes all prior understandings. No other written or oral representations, promises, agreements, or understandings will be of any force or effect. No amendment to, or waiver of any of the terms or provisions of, this Agreement will be valid unless in writing and signed by both parties.

c.
If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable as written as a matter of law, such court may exercise its discretion in reforming such provision so that such provision is reasonable under the circumstances and enforceable by the Company.

d.
The rights and obligations of Consultant hereunder are personal to Consultant, and may not be assigned or transferred to any other person or entity, in whole or in part, without the prior, written consent of the Company.

Agreement for Consulting Services

e.
This Agreement will be governed by the laws of the State of Maryland without regard to conflicts of laws principles and principles of law that would direct the application of the substantive laws of another jurisdiction.

f.	This Agreement may be executed in one or more counterparts, each of which will be treated as an original, but all of which taken together will be treated as one and the same instrument.

INTENDING TO BE BOUND, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

INOVALON HOLDINGS, INC.

Date:    March 29, 2018                By:    /s/ June Duchesne
Name:    June Duchesne
Title:    Chief Legal Officer

MARK A. PULIDO
“Consultant”

Date: March 29, 2018                    By:    /s/ Mark A. Pulido
Name:    Mark A. Pulido
Title:    Individual
Address: [ADDRESS]

EXHIBIT A
STATEMENT OF WORK # 1
The parties agree that the terms and conditions of the Agreement for Consulting Services dated the closing of the Merger (the “Agreement”) will govern this Statement of Work # 1 (“SOW”). In the event of a conflict between the relevant documents, the terms and conditions of this SOW will control and prevail over the underlying Agreement. Capitalized terms used but not defined herein will have the meanings set forth in the Agreement.

1.	Effective Date: This SOW will be effective as of the same of the Agreement (the “Effective Date”) and continue until terminated in accordance with Section 5 below (the “Term”).

2.	Performance. Consultant will provide such services and deliverables requested by Inovalon Holdings, Inc. (the “Company”) from time to time (the “Services”), including, without limitation:

i) to support the successful post-transaction integration, operation and achievement of ABILITY Network, Inc.’s (“ABILITY”) 2018 operating plan; ii) the identification and achievement of cost synergies between ABILITY, the Company, and related entities; iii) the identification and achievement of incremental revenue synergies between ABILITY, the Company, and related entities; iv) the continuity of ABILITY’s relationships with its employees; v) the continuity of ABILITY’S relationships with other companies, persons, and other third parties; and vi) other initiatives identified by the Company to achieve the success of the transaction.

Consultant will have a weekly executive one-on-one call with the Company’s CEO and Chairman Keith Dunleavy and bi-weekly will provide an executive summary consisting of priorities, progress, challenges, and opportunities.

3.	Schedule of Work. The work will commence on the Effective Date, and Consultant will devote approximately 10 hours per week on average performing the Services.

4.
Compensation. In exchange for Consultant’s services, the Company agrees to pay Consultant $10,000 per month, plus Consultant’s out-of-pocket expenses in performing the Services. Consultant will invoice the Company monthly for services rendered and expenses incurred during the preceding month. Payment will be due within 30 days after the Company’s review and approval of the written invoice.

5.
Termination. This SOW will terminate upon the earlier of the following: (a) by the Company providing Consultant with at least 30 days’ prior written notice of termination for any reason; or (b) the one year anniversary of the Effective Date and all of the deliverables and services listed above being received to the satisfaction of the Company.